Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Strategic Partners Opportunity Funds:

We consent to the incorporation by reference, in this registration statement, of our reports dated April 26, 2005 on the statements of assets and liabilities of the Strategic Partners Opportunity Funds (comprised of Strategic Partners New Era Growth Fund, Strategic Partners Mid-Cap Value Fund, Jennison Select Growth Fund (formerly known as Strategic Partners Focused Growth Fund) and the Strategic Partners Focused Value Fund) (collectively the “Funds”) including the portfolios of investments, as of February 28, 2005, and the related statements of operations for the year then ended, and the statements of changes in net assets and financial highlights for each of the years in the two-year period then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

June 28, 2005